Exhibit 99.1

Contacts:

Investor Relations Becky Herrick / Jana Cuiper LHA (415) 433-3777 KEYNLHA@lhai.com	Media Dan Berkowitz Keynote Systems, Inc. (650) 403-3305 dberkowitz@keynote.com

Keynote Accelerates Payment of Cash Dividend

SAN MATEO, Calif., — December 11, 2012 — The board of directors of Keynote Systems (NASDAQ: KEYN), the global leader in Internet and mobile cloud testing & monitoring, has declared an accelerated cash dividend of $0.06 per common share.  This accelerated dividend is intended by the board to be in lieu of any quarterly dividend Keynote otherwise would have declared in January 2013 with its quarterly earnings results for the first quarter of fiscal year 2013.

This accelerated dividend will be paid to common stockholders of record as of the close of business on December 21, 2012, with a payment date on or about December 31, 2012.

About Keynote Systems

Keynote® Systems, Inc., (NASDAQ:KEYN) is the global leader in Internet and mobile cloud testing & monitoring. Keynote maintains the world’s largest on-demand performance monitoring and testing infrastructure for Web and mobile sites comprised of over 7,000 measurement computers and mobile devices in over 275 locations around the world that enable companies to continuously improve the online and mobile experience. Known as ‘The Mobile and Internet Performance Authority™,’ Keynote offers three market-leading product platforms:

Keynote Perspective® provides on-demand performance monitoring for enterprise web and mobile sites including online portals, e-commerce sites and B2B sites. Over 2,000 customers rely on Keynote Perspective services to know precisely how their websites, content, and applications perform on actual browsers, networks, and mobile devices.

Keynote DeviceAnywhere® provides the industry’s only true cloud-based platform for testing and monitoring the functionality, usability, performance and availability of mobile applications and websites. It’s suite of mobile testing solutions is used by over 1,000 mobile developers and enterprises to deliver quality mobile applications and services to the mobile channel.

Keynote SIGOS offers active end-to-end Quality of Service (QoS) testing and monitoring solutions for mobile, fixed and VoIP communications. Its SITE and Global Roamer products are used by over 200 network operators, content providers, carriers and regulators in over 100 countries worldwide.

Keynote’s 4,000 customers represent top Internet and mobile companies and include American Express, AT&T, Disney, eBay, E*TRADE, Expedia, Google, Microsoft, SonyEricsson, T-Mobile and Vodafone. Keynote Systems is headquartered in San Mateo, California and can be reached at http://www.keynote.com/ or by phone in the U.S. at 1-800-KEYNOTE.

Follow Keynote on Twitter at: www.twitter.com/KeynoteSystems and www.twitter.com/Keynote_Mobile

Keynote®, DataPulse®, CustomerScope®, Keynote CE Rankings®, Keynote Customer Experience Rankings®, Perspective®, Keynote Red Alert®, Keynote Traffic Perspective®, Keynote WebEffective®, The Internet Performance Authority®, MyKeynote® , SIGOS®, SITE®, DeviceAnywhere®, The Mobile & Internet Performance Authority™ and Keynote FlexUse™ are trademarks or registered trademarks of Keynote Systems, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners. © 2012 Keynote Systems, Inc.

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